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                     CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                    COMPUTATION OF NET INCOME PER COMMON SHARE
                     For the three months ended June 30,
                                  (Unaudited)


                                               (In thousands, except share
                                                  and per share amounts)

                                                  1997            1996
                                               ----------      ----------
PRIMARY

Net income applicable to common stock          $   10,744      $   14,026
                                               ==========      ==========

Weighted average number of shares of
  common stock outstanding during the
  period                                       22,459,381      22,441,471

Common stock under stock option grants              6,268          10,850
                                               ----------      ----------
  Average shares                               22,465,649      22,452,321
                                               ==========      ==========

Primary net income per common share            $     0.48      $     0.63
                                               ==========      ==========

FULLY DILUTED

Net income applicable to common stock          $   10,744      $   14,026

Adjustments to net income related to
  Employee Stock Ownership Plan (ESOP)
  under the "if-converted" method:
    Add loss of deduction from net income
     for actual dividends paid on
     convertible preferred stock, net of tax          364             365
    Deduct additional cash contribution required
     which is equal to dividends on preferred
     stock less dividends paid at the common
     dividend rate, net of tax                        (25)            (33)
    Add tax benefit associated with dividends
     paid on allocated common shares                   73              57
                                               ----------      ----------
Adjusted income applicable to common stock     $   11,156      $   14,415
                                               ==========      ==========
Weighted average number of shares of
  common stock outstanding during the
  period                                       22,459,381      22,421,471

Number of equivalent common shares
  attributable to ESOP                          1,398,053       1,404,390

Common stock under stock option grants              6,978          10,982
                                               ----------      ----------
  Average shares                               23,864,412      23,856,843
                                               ==========      ==========

Fully diluted net income per common share      $     0.47      $     0.61
                                               ==========      ==========
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